Exhibit 10.1(a)

FIRST AMENDMENT TO COMMERCIAL LEASE

This First Amendment to Commercial Lease (“Amendment”) is made and entered into the 30 day of June, 2015, by and between MU Plymouth Ponds LLC, a Minnesota limited liability company (“Landlord”) and Entellus Medical, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant entered into a Commercial Lease dated February 27, 2012 (the “Lease”) relating to the land and building in Plymouth, MN, Hennepin County, Minnesota legally described on Exhibit A to the Lease and that certain portion of the building thereon designated as Suite 40, 3600 Holly Lane North, Plymouth, MN, demised as shown on the Exhibit B to the Lease consisting of approximately 24,974 square feet (the “Existing Space”) as follows: 22,523 square feet of office space, 2,361 square feet of warehouse space and 90 square feet of shared mechanical space.

B.	Tenant desires to expand the Existing Space by adding approximately 19,689 square feet and extend the Term of the Lease, and Landlord has agreed to such requests but only on the terms and conditions set forth in this Amendment.

LEASE AMENDMENT

1. Recitals. The foregoing Recitals are true and accurate and are incorporated herein as part of the agreement of the parties.

2. Expansion of Premises.

a. Effective on February 1, 2016 (the “Delivery Date”), there shall be added to the Existing Space under the Lease that area of the Building adjacent to the Existing Space consisting of approximately 19,689 rentable square feet (the “Expansion Space”) as follows: 16,027 square feet of office space, 3,589 square feet of warehouse space and 73 square feet of shared mechanical space. Effective as of the Delivery Date, the Premises under the Lease shall be as depicted on Exhibit A attached hereto (the “Expanded Premises”). Beginning on the Delivery Date and continuing for the remainder of the Term of the Lease, as extended by this Amendment, the Premises under the Lease shall consist of approximately 44,663 square feet in the aggregate which shall be comprised of the Existing Space and the Expansion Space together, all as depicted on Exhibit A attached hereto. The Expanded Premises shall continue to be known as Suite 40.

b. If Landlord fails to deliver possession of the Expansion Space by the scheduled Delivery Date due to any cause beyond the reasonable control of Landlord, including, without limitation, a holding over or other occupancy by a prior tenant (any of the foregoing being hereafter referred to in this Section as an “Excused Delay”), then Tenant shall continue paying Base Rent in the amount set forth in Section 5 of this Amendment for the Existing Space and Additional Rent due under Article 3 of the Lease for Real Estate Taxes and Operating Expenses for the Existing Space until the Delivery Date. In addition, if there is an Excused Delay, Tenant shall not be obligated to pay Base Rent for the Expanded Premises pursuant to Section 5 of this

Amendment, or Additional Rent for the Expanded Premises (including without limitation utilities costs) pursuant to Section 6 of this Amendment, until the Delivery Date.

3. Tenant Improvements. The Expansion Space shall be delivered to Tenant in its existing “AS-IS” condition, without any obligation on the part of Landlord to make any alterations or improvements thereto or to provide any allowances to Tenant except as set forth below in this Section 3. Landlord acknowledges that Tenant desires to make certain tenant improvements to accommodate Tenant’s use of the Expansion Space and its continued use of the Existing Space (the “Tenant Improvements”) all at Tenant’s sole cost and expense except as set forth below in this Section 3. Tenant shall contract with Moen Management, LLC (the “General Contractor”) for the construction of the Tenant Improvements. Tenant shall deliver to Landlord final plans, including a full set of construction drawings, for such Tenant Improvements (the “Plans”) for Landlord’s review and approval (which shall not be unreasonably withheld). The General Contractor shall be responsible for obtaining any required approval of the Plans by the City and the issuance of a building permit by the City. No changes shall be made to the Plans without the prior written approval of Landlord (which shall not be unreasonably withheld). Tenant shall be responsible for all costs relating to the design and construction of the Tenant Improvements (including the cost of preparing the Plans, demolition and building permit cost) (collectively, the “Construction Costs”) although Landlord shall provide Tenant an allowance of up to $100,000.00 (the “T. I. Allowance”). The T. I. Allowance shall be used only for the payment of hard and soft Construction Costs, which Landlord shall pay directly out of the T. I. Allowance, for the credit of Tenant, and in no event shall any part of the T. I. Allowance be paid to or payable to Tenant. Notwithstanding anything herein to the contrary, the Tenant Improvements must be complete, and the T.I. Allowance must be spent, prior to March 31, 2016, time being of the essence, or Tenant shall be deemed to have forfeited the T.I. Allowance in its entirety. Notwithstanding anything to the contrary set forth herein, except for the fee to be paid to the General Contractor, Landlord shall not be entitled to any construction or management fee in connection with the Tenant Improvements.

As used in this Amendment, “substantial completion” of the Tenant Improvements or their being “substantially completed” means (i) Landlord has completed construction of the Tenant Improvements in accordance with the Plans to such an extent that Tenant may occupy the Premises for the purpose of conducting its business operations therein, subject to completion by Landlord of normal punch list items, and (ii) any required certificate of occupancy/completion or its local equivalent has been issued by the City for the Premises so as to permit the use and occupancy of the Premises by Tenant.

Following substantial completion of the Tenant Improvements and the payment of all of the Construction Costs, and provided Tenant is not in default under the Lease Agreement beyond the passage of any applicable period of cure, grace or notice, if not all of the T.I. Allowance has been used by Tenant (the unused portion of the T.I. Allowance being herein referred to as the “Unused Allowance”), Tenant may request in writing that Landlord pay to Tenant the amount of the Unused Allowance, if any, as reimbursement for the documented, out-of-pocket costs actually incurred by Tenant to move into the Premises, Wiring (as defined in Article 29 of the Lease), and furniture, fixtures and equipment costs for the Premises. Tenant shall request such reimbursement in writing within thirty (30) after the Tenant Improvements are substantially completed, time being of the essence, or Tenant shall be deemed to have forfeited the amount of such reimbursement. Such request shall include paid invoices, final lien waivers (if applicable) and such other documentation as may be reasonably requested by Landlord. Landlord shall deliver the reimbursement within thirty (30) days after Landlord’s receipt of Tenant’s written request and supporting documentation.

4. Extension of Term. The Term of the Lease is hereby extended so as to now expire on June 30, 2021, unless sooner terminated to the extent permitted under the Lease.

5. Base Rent. Tenant shall continue to pay to Landlord the monthly installments of Base Rent due for the Existing Space in the amounts set forth in Article 42 of the Lease through and including August 31, 2015.

Commencing on September 1, 2015 with respect to the Existing Space, and on the Delivery Date with respect to the Expansion Space, and continuing on the first (1st) day of each and every month thereafter for the duration of the Term, as extended by this Amendment, Tenant shall pay to Landlord the following monthly Base Rent for the Premises (i.e. Existing Space and the Expansion Space):

Existing Space:

Period of Term	Base Rent PSF	Monthly Base Rent	Annual Base Rent
9/1/2015 to 8/31/2016	$6.49	$13,506.78	$162,081.36
9/1/2016 to 8/31/2017	$6.62	$13,777.33	$165,327.96
9/1/2017 to 8/31/2018	$6.75	$14,047.88	$168,574.56
9/1/2018 to 8/31/2019	$6.90	$14,360.05	$172,320.60
9/1/2019 to 8/31/2020	$7.05	$14,672.23	$176,066.76
9/1/2020 to 6/30/2021	$7.20	$14,984.40	$179.812.80

Expansion Space:

Period of Term	Base Rent PSF	Monthly Base Rent	Annual Base Rent
2/1/2016 to 12/31/2016	$8.15	$13,372.12	$160,465.44
1/1/2017 to 12/31/2017	$8.30	$13,618.23	$163,418.76
1/1/2018 to 12/31/2018	$8.45	$13,864.34	$166,372.08
1/1/2019 to 12/31/2019	$8.60	$14,110.45	$169,325.40
1/1/2020 to 12/31/2020	$8.75	$14,356.57	$172,278.84
1/1/2021 to 6/30/2021	$8.90	$14,602.68	$175,232.16

6. Additional Rent. Until the Delivery Date, Tenant shall continue to pay to Landlord 22.66% of all Additional Rent due under Article 3 of the Lease for Real Estate Taxes and Operating Expenses based on the square footage of the Existing Space (i.e., 24,974 square feet). Commencing on the Delivery Date and continuing for the remainder of the Term of the Lease, as extended by this Amendment, Tenant shall pay to Landlord 40.53% of all Additional Rent due under Article 3 of the Lease for Real Estate Taxes and Operating Expenses based on the aggregate square footage of the Existing Space and the Expansion Space (i.e, 44,663 square feet).

7. Utilities. Until the Delivery Date, Tenant shall continue to pay all costs for utility services for the Existing Space pursuant to the provisions of Article 5 of the Lease. Beginning on the Delivery Date, and continuing throughout the Term of the Lease, as extended by this Amendment, Tenant shall pay all costs for utility services for the Existing Space and the Expansion Space pursuant to the provisions of Article 5 of the Lease.

8. Security Deposit. Pursuant to Article 10 of the Lease, Tenant deposited with Landlord a security and damage deposit in the amount of $19,000.00 (the “Security Deposit”) to guarantee the payment of rent and the performance by Tenant of all the terms and provisions of the Lease. The amount of said Security Deposit shall be increased to $34,000.00 and, accordingly, contemporaneously with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord an additional $15,000.00.

9. Option to Extend Term.

a. Subject to Section 9(b) below, provided the Lease or Tenant’s right of possession thereunder has not been earlier terminated, Tenant shall have the right to extend the Term of the Lease as to all, but not less than all, of the Premises being leased under the Lease for one (1) period of three (3) years (the “Extended Term”) beginning on July 1, 2021, subject to the following terms and conditions:

(i) Tenant shall give written notice to Landlord of the exercise of Tenant’s right to extend the Term of the Lease no later than January 1, 2021, time being of the essence (the “Renewal Notice”). If no such Renewal Notice is timely given, the Lease shall terminate as of June 30, 2021;

(ii) Tenant shall not be in default under the Lease beyond the passage of any applicable period of cure, grace or notice at the time of giving the Renewal Notice or at any time thereafter to and including the commencement of the Extended Term; and

(iii) The extension of the Term hereunder for the Extended Term shall be on the same terms and conditions as are applicable to the Term expiring on June 30, 2021; provided, however, (1) Tenant shall have no further right to extend the Term of the Lease beyond the end of the Extended Term, (2) Article 45 of the Lease and Section 3 of this Amendment shall not apply to the Extended Term, (3) Tenant shall lease the Premises in its then-existing “AS-IS” condition, without any obligation on the part of Landlord to make any alterations or improvements thereto or to provide any allowances to Tenant (provided, however, that this provision shall not be construed to amend any provisions of the Lease, including without limitation any maintenance and/or repairs obligations of Landlord under the Lease), and Landlord shall not pay any brokerage commissions or finder’s fees, and (4) the Base Rent payable by Tenant to Landlord for the Extended Term shall be as follows:

Months	Price Per Square Foot	Monthly	Annually
7/1/2021 to 6/30/2022	$9.00	$33,497.25	$401,967.00
7/1/2022 to 6/30/2023	$9.20	$34,241.63	$410,899.60
7/1/2023 to 6/30/2024	$9.40	$34,986.02	$419,832.20

b. It is acknowledged and agreed by the parties that the right of Tenant to extend the Term of the Lease under this Section 9 is personal to Entellus Medical, Inc. (the “Original Tenant”) and its Affiliates (as defined in Article 21(a) of the Lease) and should said Original Tenant assign the Lease or sublet all or any part of the Premises to any person or entity other than an Affiliate, the right of Tenant to extend the Term of the Lease under Section 9(a) above shall automatically terminate, and said Section 9(a) above shall become null and void and of no further force or effect.

10. Void Provisions. The following provisions shall be, and they hereby are rendered null and void and of no further force or effect:

Article 45 of the Lease entitled “Tenant Improvements”;

Article 46 of the Lease entitled “Option to Extend Term”;

That certain letter from Tenant to Landlord dated February 26, 2015, exercising Tenant’s right to extend under Article 46 of the Lease; and

Article 47 of the Lease entitled “Notice of Space Available for Lease”.

11. Brokerage. Each of the parties represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with this Amendment, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for leasing commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, reasonable attorneys’ fees incurred in connection therewith.

12. Ratification. Except as amended by this Amendment, all of the terms, covenants, and conditions of the Lease shall remain in full force and effect and are hereby ratified and confirmed and upon the Delivery Date shall apply to the Expansion Space. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

13. Submission. Submission of this unexecuted Amendment by Landlord or Landlord’s agent to Tenant for examination and/or execution will not bind Landlord unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

14. Authority of Parties. Landlord represents and warrants to Tenant that Landlord has full power, right and authority to execute and perform this Amendment. Tenant represents and warrants to Landlord that Tenant has full power, right and authority to execute and perform this Amendment. Furthermore, Tenant represents and warrants to Landlord that the officer, partner and/or member signing this Amendment on behalf of Tenant has been given the right, power and authority to execute this Amendment in such capacity.

15. Counterparts. This Amendment may be executed in one or more counterparts, each evidencing, however, the single agreement between the parties.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have caused these presents to be executed in form and manner sufficient to bind them at law, as of the day and year first above written.

TENANT:		LANDLORD:

ENTELLUS MEDICAL, INC.		MU PLYMOUTH PONDS LLC

By:	/s/ Thomas E. Griffin	By:	/s/ Bradley L. Moen
Its:	Chief Financial Officer		Bradley L. Moen, Vice President

	/s/ Stephen R. Paidosh	By:	/s/ Richard E. Student
	VP Operations		Richard E. Student, Vice President

List of Exhibits

Exhibit A - Expanded Premises

EXHIBIT A

DEPICTION OF EXPANDED PREMISES